Exhibit 99.1

NEWS RELEASE
LML PAYMENT SYSTEMS REPORTS SEPTEMBER 30, 2007 FINANCIAL RESULTS

Revenue Increases 90% Compared to the Three Months Ended September 30, 2006;
Income before Other Expenses and Income Taxes Increases to $0.4 million

VANCOUVER, BC, November 8, 2007 — LML PAYMENT SYSTEMS INC. (“LML”) (NASDAQ: LMLP), a leading provider of financial payment processing solutions for e-commerce and traditional businesses, today announced results for its second fiscal quarter ended September 30, 2007.  Revenue for the three months ended September 30, 2007 was approximately $3.2 million, an increase of approximately 90% from the three months ended September 30, 2006.  Revenue for the six months ended September 30, 2007 was approximately $4.6 million, an increase of approximately 35% from the six months ended September 30, 2006.

Income before other expenses and income taxes for the three months ended September 30, 2007 was approximately $0.4 million, compared to a loss of approximately ($0.5 million) for the three months ended September 30, 2006.  Income before other expenses and income taxes for the six months ended September 30, 2007 was approximately $0.1 million, compared to a loss of approximately ($0.8 million) for the six months ended September 30, 2006.  Net loss for the three months ended September 30, 2007 was approximately ($0.2 million) or approximately ($0.01) per share, compared to a net loss of approximately ($0.4 million) or approximately ($0.02) per share for the three months ended September 30, 2006.  Net loss for the six months ended September 30, 2007 was approximately ($0.4 million) or approximately ($0.02) per share, compared to a net loss of approximately ($0.2 million) or approximately ($0.01) per share for the six months ended September 30, 2006.

"LML’s strong revenue growth and income from operations for our second fiscal quarter represents an important milestone and reinforces the continuing demand for our Internet-based payment processing solutions," commented Patrick H. Gaines, President and Chief Executive Officer of LML. "During the past quarter, we added approximately 127 new customers and initiated transactions on Interac-online, one of the most secure online debit systems in the world.  This growth in customers and transactions processed further supports the strength of our strategic sales channel partnerships with financial institutions, payment processors and software manufacturers."

Recent Highlights

LML’s focus on its Internet-based payment processing solutions and its patent portfolio was reflected in a number of key business initiatives and recent milestones during the quarter:

▪	127 new Internet-based customers added
▪	Transaction volume increases on Interac-online debit network
▪	The United States Patent and Trademark Office issued a Notice of Allowance for a new patent based upon the re-issuance of United States Patent No. 6,547,129
▪	First American Payment Systems and Certified Payment Processing entered into a patent license agreement with LML

    -more-

Conference Call Information

Management will host a conference call on Friday, November 9, 2007 at 1:00 pm Pacific Time (4:00 p.m. Eastern Time) to discuss its second fiscal quarter results. To participate in the conference call, please dial in five to 10 minutes before the start of the call and follow the operator’s instruction.  If you are calling from the United States or Canada, please dial 800-950-1454.  International callers please dial 212-231-2902.

If you are unable to join the call, a telephone replay will be available through November 20, 2007 by dialing 800-633-8284 from within the United States or Canada, or 402-977-9140 if calling internationally.  Please reference reservation number 21354931when prompted.

About LML Payment Systems Inc. (www.lmlpayment.com)

LML Payment Systems Inc., through its subsidiaries Beanstream Internet Commerce Inc. in Canada and LML Payment Systems Corp. in the U.S., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses.  We provide credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that this transaction is expected to be highly accretive on an EPS basis at the closing. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect LML’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect LML’s financial results is included in LML’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forwardlooking statements that speak only as to the date of this release. Except as required by law, LML undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Contacts:
Patrick H. Gaines                                                      Investor Relations
President and CEO                                                      (800) 888-2260
(604) 689-4440